EXHIBIT 10.1

(TO THIRD QUARTER FORM 10-Q OF WELLS FUND V)

PURCHASE AND SALE AGREEMENT

by and between

FUND V AND FUND VI ASSOCIATES,

a Georgia joint venture

and

TAUNTON PROPERTY LLC,

a Delaware limited liability company

Property Name: 100 Executive Boulevard; Hartford Building

Location: Southington, Hartford County, State of Connecticut

Effective Date: July 31, 2003

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE OF PROPERTY		7

ARTICLE 3 PURCHASE PRICE		7

3.1	Earnest Money Deposit	7
	3.1.1 Payment of Deposit	7
	3.1.2 Applicable Terms; Failure to Make Deposit	7

3.2	Cash at Closing	8

ARTICLE 4 TITLE MATTERS		8

4.1	Title to Real Property	8

4.2	Title Defects	8
	4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights	8
	4.2.2 Not Used	9
	4.2.3 No New Exceptions	9

4.3	Title Insurance	9

ARTICLE 5 BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY		10

5.1	Buyer’s Due Diligence	10
	5.1.1 Access to Property	10
	5.1.2 Not used	10

5.2	Not Used	10

5.3	Termination of Agreement During Due Diligence Period	10

5.4	Buyer's Certificate	10

ARTICLE 6 ADJUSTMENTS AND PRORATIONS		11

6.1	Lease Rentals and Other Revenues	11
	6.1.1 Rents	11
	6.1.2 Other Revenues	11

6.3	Real Estate and Personal Property Taxes	12
	6.3.1 Proration of Ad Valorem Taxes	12
	6.3.2 Insufficient Information	12
	6.3.3 Special Assessments	12
	6.3.4 Tenant Direct Payments or Reimbursements	12
	6.3.5 Reassessments	12

6.4	Other Property Operating Expenses	12

6.5	Closing Costs	13

6.6	Cash Security Deposits	13

6.7	Delayed Adjustment; Delivery of Operating and Other Statements	13

6.8	Additional Credit to Buyer	14

ARTICLE 7 CLOSING		14

7.1	Closing Date	14

7.2	Title Transfer and Payment of Purchase Price	14

7.3	Seller's Closing Deliveries	14
	(a) Deed	14
	(b) Bill of Sale	14
	(c) Assignment of Tenant Leases	15
	(d) Assignment of Intangible Property	15
	(e) Notice to Tenants	15
	(f) Non-Foreign Status Affidavit	15
	(g) Evidence of Authority	15
	(h) Closing Statement	15
	(i) Title Affidavit	15
	(j) Other Documents	15
	(k) Letters of Credit as Tenant Security Deposits	15
	(l) Tax Returns	16
	(m) Keys and Original Documents	16
	(n) Estoppel Letters	16

7.4	Buyer Closing Deliveries	16
	(a) Purchase Price	16
	(b) Assignment of Leases	16
	(c) Assignment of Intangible Property	17
	(d) Buyer’s As-Is Certificate	17
	(e) Evidence of Authority	17
	(f) Closing Statement	17
	(g) Other Documents	17
	(h) Tax Returns	17
	(i) Storage Tank Notification	17

ARTICLE 8 CONDITIONS TO CLOSING		17

8.1	Conditions to Seller’s Obligations	17
	(b) Representations True	17
	(c) Buyer's Financial Condition	17
	(d) Buyer's Deliveries Complete	18

8.2	Conditions to Buyer’s Obligations	18
	(a) Representations True	18
	(b) Title Conditions Satisfied	18
	(c) Seller's Deliveries Complete	18
	(d) Seller’s Financial Condition	18

- ii -

	(e) Possession	18

8.3	Waiver of Failure of Conditions Precedent	18

ARTICLE 9 REPRESENTATIONS AND WARRANTIES		19

9.1	Buyer's Representations	19
	9.1.1 Buyer's Authorization	19
	9.1.2 Buyer's Financial Condition	19

9.2	Seller's Representations	19
	9.2.1 Seller's Authorization	19
	9.2.2 Other Seller's Representations	20
	9.2.4 Designated Employees	20

9.3	General Provisions	21
	9.3.1 No Representations as to Leases	21
	9.3.2 Not Used	21
	9.3.3 Notice of Breach; Seller's Right to Cure	21
	9.3.4 Survival; Limitation on Seller's Liability	21

ARTICLE 10 COVENANTS		22

10.1	Buyer's Covenants	22
	.1.1 Confidentiality	22
	.1.2 Buyer's Indemnity	22

10.2	Seller's Covenants	23
	.2.1 Service Contracts	23
	.2.2 Maintenance of Property	23

10.3	Mutual Covenants	23
	.3.1 Publicity	23
	.3.2 Brokers	24
	.3.3 Tax Protests, Tax Refunds and Credits	24
	.3.4 Survival	24

ARTICLE 11 DEFAULT AND REMEDIES		24

11.1	Buyer Defaults	24

11.2	Seller Defaults	25

ARTICLE 12 CONDEMNATION/CASUALTY		25

12.1	Right to Terminate	25

12.2	Allocation of Proceeds and Awards	25

12.3	Insurance	26

12.4	Waiver	26

- iii -

ARTICLE 13 ESCROW		26

13.1	Deposit	26

13.2	Delivery	26

13.3	Failure of Closing	26

13.4	Stakeholder	27

13.5	Taxes	27

13.6	Execution by Escrow Agent	27

ARTICLE 14 LEASE EXPENSES		27

14.1	New Leases; Lease Modifications	27

14.2	Lease Enforcement	27

ARTICLE 15 MISCELLANEOUS		28

15.1	Buyer's Assignment	28

15.2	Designation Agreement	28

15.3	Survival/Merger	29

15.4	Integration/Waiver	29

15.5	Governing Law	29

15.6	Captions Not Binding; Exhibits	29

15.7	Binding Effect	29

15.8	Severability	29

15.9	Notices	30

15.10	Counterparts	31

15.11	No Recordation	31

15.12	Additional Agreements; Further Assurances	31

15.13	Construction	31

15.14	Seller § 1031 Exchange	31

15.15	Maximum Aggregate Liability	32

15.16	Time of The Essence	32

15.17	Waiver of Jury Trial	32

15.18	Facsimile Signatures	32

- iv -

EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	Form of Buyer’s As-Is Certificate and Agreement

D.	Form of Limited Warranty Deed

E.	Form of Bill of Sale

F.	Form of Assignment of Tenant Leases

G.	Form of Assignment of Intangible Property

H.	Form of Notice to Tenants

I.	Form of Seller’s Non-Foreign Certificate

J.	Form of Seller’s Title Affidavit

K.	Form of Tenant Estoppel Letter

L.	Litigation Notices, Contract Defaults, Governmental Violations

M.	Form of Tank Notification

N.	Letter to Title Company

- v -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 31, 2003, by and between FUND V AND FUND VI ASSOCIATES, a Georgia joint venture (“Seller”), and TAUNTON PROPERTY LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

For and in consideration of the covenants and agreements hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or state of Georgia or state of Connecticut or Commonwealth of Massachusetts holiday. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Broker” shall mean Barrueta & Associates.

“Buyer’s Reports” shall mean any environmental site assessment reports, appraisal report, structural engineering or other formal report prepared by a third party for Buyer in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean a date not later than August 15, 2003.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Real Property.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following items provided by, or made available by, Seller or the Seller Parties to Buyer and/or the Buyer’s Representatives: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property and to which Seller (or Seller’s managing agent) is a party (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning: Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that: (i) any Buyer’s Representative knows of such fact or circumstance, or (ii) such fact or circumstance is disclosed by this Agreement, any documents executed by Seller for the benefit of Buyer in connection with the Closing, the Due Diligence Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives, or any Buyer’s Reports.

“Deposit” shall mean, collectively, the Initial Deposit and the Secondary Deposit.

“Designated Employees” shall mean Pam Berrier, Property Manager, and Don Henry, Portfolio and Asset Manager.

“Due Diligence” shall mean examinations, inspections, investigations, tests, surveys, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Due Diligence Documents, the Required Tenant and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence Period” shall mean the period commencing on or prior to the execution of this Agreement and expiring on the date of this Agreement.

“Escrow Agent” shall mean Commonwealth Land Title Insurance Company, whose mailing address is c/o LandAmerica Financial Group, Inc., 150 Federal Street, Suite 200, Boston, Massachusetts 02110, Attention: Robert J. Capozzi, in its capacity as escrow agent.

“Initial Deposit” shall mean the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean the Required Lease and any New Leases .

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	with respect to any condemnation or eminent domain proceedings that occurs prior to the Closing, either (i) the portion of the Property that is the subject of such proceedings has a value in excess of One Million and no/100 Dollars ($1,000,000.00), as reasonably determined by Seller, or (ii) as a result thereof, the Required Tenant has a right to, and has not waived in writing such right to, terminate the Required Lease as a result of such condemnation or eminent domain; or

(b)	with respect to any casualty that occurs prior to the Closing, either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of One Million and no/100 Dollars ($1,000,000.00), as reasonably determined by Seller, (iii) as a result thereof, the Required Tenant has a right to, and has not waived in writing such right to, terminate the Required Lease as a result of such casualty, or (iv) the diminution in rent to which the Required Tenant is entitled under the Required Lease as a result of such casualty will exceed the amount of rental loss, business interruption or similar insurance maintained on the Property by Seller.

“New Leases” shall mean, collectively, any lease or other agreement, amendment or license for all or any portion of the Real Property entered into between the date of this Agreement and the Closing in accordance with the provisions of Section 14.1 hereof.

“Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following: (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Owner’s Title Policy” shall mean an ALTA Owner’s Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) in the form of the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, except to the extent that the same are caused or created by Seller in violation of the terms of Subsection 4.2.3, (c) such exceptions to title as are listed on Schedule B of the Title Commitment, including the Title Company’s standard printed exceptions, (d) such state of facts as disclosed in the Survey, (e) such state of facts as would be disclosed by a physical inspection of the Property of the nature of inspection which would be conducted in a Survey of the Property, (f) the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer), (g) any exceptions caused by Buyer or any Buyer’s Representative, (h) the rights of the tenants under the Leases, (i) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period, and (j) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the documents to be executed in connection herewith or pursuant hereto, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean all tangible personal property owned by Seller (excluding any computer software which either (a) is licensed to Seller, or (b) Seller deems proprietary), located on the Real Property and/or used in the ownership, operation and maintenance of the Real Property and all books, records and files (excluding Confidential Materials) relating to the Real Property.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; (d) if and to the extent the same are assigned by Seller, the Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Purchase Price” shall mean the sum of Eight Million Nine Hundred Twenty Five Thousand and No/100 Dollars ($8,925,000.00).

“Real Property” shall mean that certain parcel of real estate located at 100 Executive Boulevard, Southington, Hartford County, Connecticut and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements located thereon, and all fixtures located thereon that are owned by Seller as of the Closing Date, and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean any objections deemed to be Required Removal Exceptions hereunder and any other objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either:

(i)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) which can be Removed by payment of liquidated amounts but only if such Monetary Liens have been created by written instrument signed by Seller or assumed by written instrument signed by Seller; or

(ii)	liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller after the date of this Agreement in violation of Subsection 4.2.3.

“Required Tenant” shall mean, Hartford Fire Insurance Company, a Connecticut corporation, or its permitted successors and assigns.

“Required Lease” shall mean that certain Lease, dated as of December 29, 1993, originally between NationsBank of Georgia, N.A., as Agent for Seller, as landlord, and Required Tenant, as tenant, leasing therein described space at the Real Property, as heretofore amended and as hereafter amended from time to time in accordance with the terms of this Agreement.

“Secondary Deposit” shall mean the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs prior to the Closing, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; or

(b)	with respect to any casualty to any portion of the Property that occurs prior to the Closing, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller’s Broker” shall mean CB Richard Ellis - NE Partners, LP.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any of the Seller’s Warranties.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager, (e) any direct or indirect owner of any beneficial interest in Seller, (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and the limited warranty of title set forth in the deed executed by Seller in connection with Closing as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” shall mean that certain survey of the Property dated July 7, 2003, prepared by Meehan & Goodin, identified as Project No. 03-110.

“Tax Year” shall mean the year period commencing on October 1 of each calendar year and ending on September 30 of the next calendar year, being the real estate tax year for Town of Southington, Connecticut.

“Title Commitment” shall mean that certain commitment to issue an Owner’s Policy of Title Insurance with respect to the Real Property issued by the Title Company, identified as File No. 03-01128, with an effective date of August 1, 2003.

“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. Upon the full and final execution of this Agreement, Buyer shall make the Initial Deposit, in immediately available funds with Escrow Agent. In addition, no later than 5:00 p.m. Eastern Time on the last day of the Due Diligence Period (provided that this Agreement is not sooner terminated in accordance with the terms hereof), Buyer shall make the Secondary Deposit.

3.1.2 Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make either the Initial Deposit or the Secondary

Deposit as provided herein and such failure continues for five (5) business days, at Seller’s option exercisable within five (5) business days after the expiration of the aforesaid five (5) business day period, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall pay to Seller the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

ARTICLE 4 - TITLE MATTERS

4.1 Title to Real Property. Buyer has obtained the Title Commitment, all of the Title Documents and the Survey and has furnished Seller copies of same. Except as set forth below, Buyer hereby confirms its receipt and approval of the Title Commitment, the Title Documents and the Survey.

4.2 Title Defects.

4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Buyer has objected to the following items and such items are deemed hereunder to be Required Removal Exceptions:

At Closing, Seller shall deliver the letter attached hereto as Exhibit N.

(b) In addition, Buyer shall have the right to object in writing to any title and survey items first revealed to Buyer after the respective effective dates of the Title Commitment and Survey so long as such objections (“Additional Title Objections”) are made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title and survey matters, all such title and survey matters shall be deemed to constitute additional Permitted Exceptions. Within five (5) Business Days of Seller’s receipt of Buyer’s notice of Additional Title Objections in accordance with the foregoing, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any Additional Title Objections, whereupon such Additional Title Objections so elected to be so Removed shall be deemed to be Required Removal Exceptions. Seller’s failure to provide such notice within such five (5) Business Day period shall be deemed to constitute an election of Seller not to effect any such Removal. Notwithstanding the foregoing to the contrary, if any Additional Title Objection already meets the definition of a Required Removal Exception, Seller shall be deemed to have elected to Remove or cause to be Removed same. If Seller elects not to Remove one or more Additional Title Objections (or is deemed to have so elected), then, within five (5) Business Days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Additional Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Additional Title Objections and proceed to Closing. Any such Additional Title Objections so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(b) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed all Required Removal Exceptions.

(c) If Seller is unable to Remove any Required Removal Exceptions, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objection and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the Removal of any Required Removal Exceptions.

4.2.2 Not Used..

4.2.3 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed from and after the date hereof.

4.3 Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, except as they relate to Seller’s Title Affidavit to be delivered pursuant to Section 7.3 hereof, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Property. Between the date hereof and the Closing Date Seller shall allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not unreasonably interfere with the operation of the Property or the rights of the Required Tenant under the Required Lease; (b) Buyer shall not contact the Required Tenant without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed (but may be conditioned upon Seller being present during such contact); and (c) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property. In addition, Seller will make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, the property files of Seller and the management agent for the Property (other than the Confidential Materials). If the Closing does not occur, Buyer shall deliver promptly to Seller copies of all Buyer’s Reports. Buyer shall immediately return the Property to substantially the same condition existing prior to any tests and inspections.

5.1.2 Not Used..

5.2 Not Used..

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that Buyer may conduct further Due Diligence after the expiration of the Due Diligence period, provided, however that after the expiration of the Due Diligence Period Buyer conducts such further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5 after the expiration of the Due Diligence Period.

5.4 Buyer’s Certificate. Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.1.2 Other Revenues. Revenues from Property operations [other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller)] that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort to collect any such revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein). Buyer shall not have an exclusive right to collect such revenues and Seller hereby retains its rights to pursue claims against any parties for sums due with respect to periods prior to the Closing Date.

6.2 Not Used.

6.3 Real Estate and Personal Property Taxes.

6.3.1 Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during Closing Tax Year, regardless of the year for which such taxes are assessed. As a result, if real estate or personal property taxes for the Property are paid in arrears (i.e., taxes paid during any Tax Year are assessed for or otherwise attributable to the previous Tax Year), there shall be no proration of real estate taxes assessed for or attributable to the Property for the Closing Tax Year (which would be due and payable during the following Tax Year). There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows: Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and Buyer shall be responsible for the remainder of such taxes.

6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.7.

6.3.3 Special Assessments. Seller shall pay in full all special assessments which relate to projects that have been completed on the date of this Agreement; with respect to projects that have not been completed on the date of this Agreement, Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable after the Closing Date.

6.3.4 Tenant Direct Payments. Any items of payment or expense which are paid directly by the Required Tenant under the Required Lease to the provider, supplier or payee thereof shall not be prorated between Buyer and Seller.

6.3.5 Reassessments. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases)

and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property, and an appropriate adjustment shall be made between Buyer and Seller at Closing. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Seller will cooperate with Buyer to permit the orderly transition of utilities without any interruption of service.

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) the commission due Buyer’s Broker, (e) one half of all escrow or closing charges, (f) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements), and (g) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property). Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions, (iv) one half of all escrow or closing charges, (v) all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer (but not with respect to any financing to be obtained by Buyer), and (vi) any real estate brokerage commissions established on or before the date of this Agreement but due and payable post-Closing with respect to the Required Lease with the Required Tenant (the “Established Brokerage Commissions”). The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

In addition, Seller agrees to hold harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims for Established Brokerage Commissions by any party claiming to have represented Seller or Required Tenant.

6.6 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits shown in the tenant estoppel certificate as being held by Seller under the Required Lease.

6.7 Delayed Adjustment; Delivery of Operating and Other Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). The provisions of this Section 6.7 shall survive the Closing and not be merged therein.

6.8 Additional Credit to Buyer. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of $355,000.00 covering tenant improvement costs to be paid under the Required Lease post-Closing (this shall be the only credit made to Seller with respect to leasing costs arising post-Closing). At Closing, Seller shall give Buyer an additional credit against the Purchase Price in the aggregate amount of $102,500.00 covering certain physical items and risks identified by Seller during the Diligence Period (this shall be the only credit made to Seller with respect to such physical items and risks).

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Subject to Seller’s right to extend the Closing as provided in this Agreement (but in no event shall any such extension of the Closing Date extend beyond October 31, 2003), Closing shall occur on the Closing Date. The parties shall conduct an escrow-style closing through the Title Company (or such other party selected by Buyer and Seller) so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall have pre-Closings to finalize and sign all documents not later than the day prior to Closing, and deliver such items to the escrow agent).

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 12:00 Noon Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 2:00 p.m. Eastern Time on the Closing Date. In addition, for each full or partial day after 2:00 p.m. Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller at Closing (and as a condition thereto) an amount equal to the per diem proration for one (1) day. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 2:00 p.m. Eastern Time on the Closing Date.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Deed. A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c) Assignment of Tenant Leases. An assignment and assumption of Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d) Assignment of Intangible Property. An assignment and assumption of the Contracts and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e) Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller

(g) Evidence of Authority. Documentation to establish to Buyer’s reasonable satisfaction Seller’s legal existence, good standing and the due authorization of Seller’s execution of this Agreement and all documents contemplated by this Agreement and the consummation of the Transaction

(h) Closing Statement. A Closing Statement Agreement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Purchaser and Seller. (the “Closing Statement”).

(i) Title Affidavit. A Seller’s Title Affidavit in the form of Exhibit J attached hereto and incorporated herein by this reference.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(k) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

(l) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(m) Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, true and correct copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(n) Estoppel Letters. To the extent in Seller’s possession, but in any event as a condition precedent to Buyer’s obligation to close the Transaction, an executed estoppel certificate from the Required Tenant, which (i) shall be dated no earlier than thirty (30) days prior to the initially scheduled Closing Date, and (ii) shall be substantially in the form of Exhibit K attached hereto and incorporated herein by this reference.

(o) Brokerage Receipt. A certification from Seller’s Broker that it has been paid the brokerage commission due it in connection with the Transaction.

(p) Connecticut Property Transfer Program Forms. A Transfer of Establishment – Form III (Real Estate) (DEP-PERD-PTP-203R) with all sections pertaining to the “transferor” completed and executed by the Seller, a completed Environmental Conditional Assessment Form (DEP-PERD-PTP-200) executed by the Seller, a completed Property Transfer Program Fee Payment Form for the Transfer of Establishments (DEP-PERD-PTP-FEE-001) executed by the Seller, a check in the amount of $2,000.00 payable to the “Connecticut Department of Environmental Protection”, and any other forms required by the Connecticut Department of Environmental Protection in accordance with the Connecticut Property Transfer Program, CGS § 22a-134 et seq. The Seller shall be responsible for any obligations or costs incurred in connection with completing and executing the forms as required by the Connecticut Property Transfer Program. The Seller’s obligations to comply with the requirements of the Connecticut Property Transfer Program shall survive the Closing.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to Escrow Agent by overnight delivery for early AM delivery on the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” and the tenant estoppel certificate shall be delivered directly to Buyer by Seller outside of escrow.

7.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

(c) Assignment of Intangible Property. The Assignment of Intangible Property executed and acknowledged by Buyer.

(d) Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(e) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(f) Closing Statement. The Closing Statement.

(g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(h) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(i) Storage Tank Notification. An Acknowledgment of Underground Storage Tank Notification in the in the form of Exhibit M attached hereto and incorporated herein by this reference

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to Escrow Agent by overnight delivery for early AM delivery on the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Not Used.

(b) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(c) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(d) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Buyer by an express written waiver, at its sole option:

(a) Representations True. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the, extent that they expressly relate to an earlier date;

(b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement;

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing;

(d) Seller’s Financial Condition. No petition has been filed by or against Seller or its partners under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

(e) Possession. Seller shall deliver possession of the Property to Buyer at Closing subject to no tenants or other parties in possession or who have rights to be in possession, other than the Required Tenant (and its permitted subtenants, assigns or other occupants) and tenants under any New Leases; and

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer (and as used in this Section 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, on the Closing Date will be qualified to do business in the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Seller (and as used in this Section 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and as and to the extent required by law the State in which the Property is located, (b)is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or any other agreement by which Seller or its assets are bound, or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound. No petition has been filed by or against Seller or its partners under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing.

9.2.2 Other Seller’s Representations. To Seller’s knowledge:

(a) Except as listed in Exhibit L attached hereto and incorporated herein by this reference, there is no current or pending litigation against Seller and Seller has not received any written notice of any threatened litigation against Seller which would, if determined adversely to Seller, materially adversely affect the Property.

(b) As of the date of this Agreement, Seller has not entered into any service, supply, maintenance or utility contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, true, complete and accurate copies of which have been delivered by Seller to Buyer, (ii) the Leases, true, complete and accurate copies of which have been delivered by Seller to Buyer, and (iii) the Permitted Exceptions.

(c) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit L attached hereto.

(d) There are no leases, licenses or other occupancy agreements affecting the Real Property to which Seller is a party other than the Required Lease, and the only tenant of the Property is the Hartford Fire Insurance Company. Hartford Fire Insurance Company has not subleased all or any part of the Property or assigned the Required Lease. Seller has delivered to Buyer a true, complete and accurate copy of the Required Lease. Seller has not delivered or received any written notice of default under the Required Lease which remains uncured as of the date hereof. The Required Lease is in full force and effect and the Required Tenant is not in default under the terms of the Required Lease which default has continued beyond the expiration of any applicable notice and cure periods.

(e) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit L attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority with respect to the violation of of any zoning or other Law applicable to the Property.

(f) There are no pending or threatened Condemnation Proceedings which would affect the Property, or any part thereof.

9.2.3 Designated Employees. The Designated Employees include those individuals who are responsible for the management of the Property on behalf of Seller.

9.3 General Provisions.

9.3.1 No Representation As to Leases. Except as set forth in Section 9.2.2 above, Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2 Not Used.

9.3.3 Notice of Breach; Seller’s Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall use reasonable efforts to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach after the exercise of reasonable efforts, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $10,000.00.

9.3.4 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of Twelve (12) Months after the date of the Closing and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before Twelve (12) Months after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this

Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $10,000.00.

ARTICLE 10 - COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer by Seller or the Seller Parties with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (a) the terms of the Agreement, and (b) any Confidential Materials. In addition, Buyer hereby agrees that, after Closing, it shall continue to hold, and shall cause Buyer’s Representatives to hold, the terms of this Agreement (other than the identity of Seller and the Purchase Price) in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, such information to any other person without the prior written consent of Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer shall either promptly destroy or promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its employees, the Required Tenant, members of professional firms serving it or potential lenders, (b) as any governmental agency may require in order to comply with applicable Laws, (c) to the extent that such information is a matter of public record, (d) if compelled to do so by any court or tribunal, and (e) in connection with any litigation between Seller and Buyer. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement. Seller’s sole remedy for a breach of this Section 10.1.1 by Buyer will be to seek recovery as provided in Section 10.1.2 or to seek equitable relief.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements but excluding consequential damages) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1 Service Contracts.

(a) Without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, between the date hereof and the Closing Date Seller shall not extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall provide Buyer not less than five (5) Business Days’ prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed action. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed the date of this Agreement and the Closing.

(b) On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

10.2.3 Notice of Transfer of Permits and Contracts. After the Closing, Seller shall cooperate with Buyer’s efforts to notify the applicable governmental authorities about of the transfer of any permits, licenses or authorizations in connection with the Property and with Buyer’s efforts to notify vendors of the assignment of their contracts to Buyer.

10.3 Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker and Buyer’s Broker have acted as the exclusive brokers with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Buyer shall pay any brokerage commission due to Buyer’s Broker in accordance with the separate agreement between Buyer and Buyer’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by Buyer’s Broker or any other party claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3 Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller in the manner provided in Section 6.3.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - DEFAULT AND REMEDIES

11.1 Buyer Defaults. If (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur (x) by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, or (y) as provided in Section 8.3 above with respect to failed conditions, and such circumstance in (i), (ii) or (iii) continues for five (5) Business Days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. It is hereby agreed that, without resale, Seller’s damages will be difficult to ascertain and that the Deposit constitutes a reasonable liquidation thereof in connection with any termination of this Agreement as aforesaid, and are intended not as a penalty, but as full liquidated damages.

11.2 Seller Defaults. If (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur (x) by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, or (y) as provided in Section 8.3 above with respect to failed conditions, and such circumstance in (i), (ii) or (iii) continues for five (5) Business Days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, prior to the Closing, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs prior to the Closing, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs prior to the Closing and this Agreement is not terminated as permitted pursuant to the terms of

Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4 Waiver. The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

13.4 Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 04-3493514.

13.6 Execution By Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

ARTICLE 14 - LEASE EXPENSES

14.1 New Leases; Lease Modifications. After the date of this Agreement, except as may be permitted by the terms of this Section 14.1, Seller shall not, without Buyer’s prior written consent, either (a) enter into a New Lease of the Building; (b) modify or amend the Required Lease; or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Any notice from Buyer rejecting a proposed action shall include a description of the reasons for Buyer’s rejection. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2 Lease Enforcement. Prior to the Closing, without Buyer’s prior written consent in each instance, Seller shall not have the right to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), or to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants. The exercise of any such rights or remedies in accordance with the terms of this Section, and the refusal of Buyer to consent as aforesaid, shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 15 - MISCELLANEOUS

15.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio; provided, however, that Buyer shall have the right to assign this Agreement to a limited liability company of which Buyer (or its majority owner) is the sole member. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder. Notwithstanding any provisions hereof to the contrary, whether express or implied, Buyer is, or may be, acquiring the Property as part of a tax deferred exchange for Buyer’s benefit of properties under § 1031 of the Internal Revenue Code and all regulations issued thereunder. In such event, Buyer shall have the right to elect to assign all of Buyer’s rights and obligations under this Agreement to a third party seller or intermediary (“Third Party”) as part of and in furtherance of such a tax deferred exchange of properties. Seller agrees to such assignment for such purpose, and Seller further agrees to assist and cooperate in such exchange and to execute any and all documents (subject to the reasonable approval of Seller) as are reasonably necessary in connection with such exchange, provided that such assistance and cooperation is at no cost, expense or liability to Seller. It is understood and agreed that as part of such exchange, Seller shall, if directed by the Third Party, convey the Property directly to Buyer or such assignee of Buyer permitted as set forth above and that Seller shall not be obligated to acquire title to or convey any property (other than the Property) as part of such exchange. Buyer hereby agrees to indemnify and hold Seller free and harmless from any cost, expense or liability, including without limitation reasonable attorneys’ fees resulting from Seller’s participation in such exchange.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent shall be the “Reporting Person” as hereinafter provided; Escrow Agent is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 58-2083397.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) Business Day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	Taunton Property LLC 150 Brattle Street Cambridge, Massachusetts 02138 Attention: Antony Herrey Telephone No.: (617) 491-0606 Telecopy No.: (617) 491-7017

with a copy to:	Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 Attention: Marcia Robinson Telephone No.: (617) 951-8000 Telecopy No.: (617) 951-8736

If to Seller:

Fund V and Fund VI Associates

c/o Wells Real Estate Funds

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092-6040

Attention: Don Henry & Damian Miller

Telephone No.: (770) 243-8614

Telecopy No.: (770) 243-8310

with a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Allison M. Ryan Telephone No.: 404.881.7439 Telecopy No.: (404) 881-7777

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

15.14 Seller § 1031 Exchange. Seller may elect, and Buyer is willing to accommodate such election, if applicable, to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under § 1031 of the Internal Revenue Code and all regulations issued thereunder, provided Buyer incurs no additional expenses or liability and is not delayed in its acquisition of the Property. In such event, notwithstanding any provisions hereof to the contrary, whether express or implied, Seller shall have the right to elect to assign all of Seller’s rights and obligations under this Agreement to a third party intermediary as part of and in furtherance of such a tax deferred exchange of properties, which assignment may reserve the right of Seller to directly transfer title to the Property to Buyer in order to eliminate duplicative documentation expenses and transfer taxes. Buyer agrees to such assignment for such purpose, and Buyer further agrees to assist and cooperate in such exchange and to execute any and all documents (subject to the reasonable approval of Buyer) as are reasonably necessary in connection with such exchange. Buyer further agrees to assist and cooperate in such exchange and to execute any and all documents (subject to the reasonable approval of Buyer) as are reasonably necessary in connection with such exchange, provided that such assistance and cooperation is at no cost, expense or liability to Buyer. It is understood and agreed that as part of such exchange, Buyer shall not be obligated to acquire title to or convey any property (other than the Property) as part of such exchange. Seller hereby agrees to indemnify and hold Buyer free and harmless from any cost, expense or liability, including without limitation reasonable attorneys’ fees resulting from Seller’s participation in such exchange.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00). The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

[SIGNATURES APPEAR ON NEXT PAGES]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER: FUND V AND FUND VI ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund V, L.P., a Georgia limited partnership, as venturer

	By:	Wells Partners, L.P., a Georgia limited partnership, general partner

		By:	Wells Capital, Inc., a Georgia corporation, general partner

By:
Name:
Title:
(CORPORATE SEAL)

By:	Wells Real Estate Fund VI, L.P., a Georgia limited partnership, as venturer

	By:	Wells Partners, L.P., a Georgia limited partnership, general partner

		By:	Wells Capital, Inc., a Georgia corporation, general partner

By:
Name:
Title:
(CORPORATE SEAL)

BUYER: TAUNTON PROPERTY LLC, a Delaware limited liability company

By: Davis Holland Corporation, its Manager

By:
Name:
Title:

The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 13 and Section 15.2.

ESCROW AGENT: COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

Date:	, 2003